EXHIBIT C2

FLOATING CHARGE AGREEMENT

THIS FLOATING CHARGE AGREEMENT (the “Agreement”) is made and executed on the the 1st day of April, 2008, by and among RADCOM LTD., an Israeli company, of 24 Roul Wallenberg Street, Tel Aviv 69719, Israel (the “Pledgor”), and the entities identified in the signature page below (collectively, the "Lenders”), with offices located at 16 Abba Eben Blvd., Herzliya Pituach, Israel, all of which shall be represented exclusively hereunder by Plenus Management (2004) Ltd. and Plenus Management III 2007 Ltd. (collectively, “Plenus Management”).

WHEREAS, the Lenders and the Pledgor have entered into that certain Loan Agreement (the “Loan Agreement”) dated as of April 1, 2008; and

WHEREAS, the Pledgor has agreed to enter into this Agreement in order to secure the payment of all amounts due or which may become due to the Lenders pursuant to the Loan Agreement and other agreements ancillary thereto;

NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

1. Interpretation. The Preamble to this Agreement constitutes a part hereof. All capitalized terms used and not otherwise defined herein shall have the meaning assigned to such terms in the Loan Agreement.

2.  Security. To secure the due and punctual payment of all amounts which may become due to the Lenders from the Pledgor pursuant to the Transaction Documents (collectively, the “Secured Obligations”), the Pledgor hereby unconditionally pledges and grants the Lenders a first priority floating charge (as such term is defined in the Companies Ordinance [New Version], 5743-1983) (the “Floating Charge”) on all of its rights, title and interests in and to all its present and future tangible and intangible assets and rights of any kind, whether contingent or absolute, including, but not limited to, the assets more fully described in Annex A attached hereto (the "Collateral"). Without derogating from the foregoing, the pledge and charge created by operation of this Agreement shall apply to any and all rights to compensation or indemnity which may accrue to the Pledgor by reason of the loss or expropriation of, or damage to, the Collateral.

3.  Incorporation by Reference. The acceleration provisions set forth in Section 3 of the Loan Agreement, as amended from time to time, are incorporated herein by this reference.

4. Encouragement of Research and Development in the Industry Law. The Lenders hereby acknowledge that the security interests granted hereunder with respect to the Intellectual Property of the Pledgor is hereby made subject to the provisions of the Encouragement of Research and Development in the Industry Law, 5744-1984 (the ‘R&D Law’) (such Intellectual Property, “Funded IP”) and is subject to the Chief Scientist’s Rights (as hereinafter defined). In addition, the Lenders hereby acknowledge that any realization of any charge, lien or encumbrance, fixed or floating, of the Funded IP, including the sale of the Funded IP and its transfer within the framework of realization procedures, will require the approval of the Research Committee (as hereinafter defined). Likewise, any realization or transfer of said Funded IP will also be conditional upon the potential buyer or transferee undertaking to assume obligations in accordance with the R&D Law (including without limitation, Sections 18, 19 and 19A thereof and the obligation not to transfer the Funded IP to another entity unless the Research Committee approves the transaction) and in accordance with the terms of the program pursuant with which funds were provided to the Pledgor.

In this Agreement, the ‘Chief Scientist's Rights’ shall mean all the rights, powers and privileges of the Israeli Office of the Chief Scientist under the Ministry of Industry and Trade (the "OCS"), including without limitation, all the rights, powers and privileges of the Industrial Research and Development Committee (the "Research Committee"), by virtue of an instrument of approval granted pursuant with the R&D Law and the OCS rules and regulations.

5. Insurance; Inspection. The Pledgor shall at all times maintain insurance in coverage (if any) which is customary for a company of the size, the stage of development and the industry in which the Pledgor operates. The Pledgor shall permit Plenus Management to inspect the Collateral and the Pledgor’s records at reasonable times and upon reasonable notice.

6. Representations.

6.1 Representations. The Pledgor hereby represents and warrants that:

(i) the Collateral or any part thereof is not charged, pledged or attached to, or in favor of, any other person or entity, other than limitations and encumbrances relating to the OCS and the Chief Scientist's Rights and other than pursuant to applicable law;

(ii) to the Pledgor’s knowledge, the Collateral is, in its entirety, in the exclusive possession and ownership of the Pledgor;

(iii) to the Pledgor’s knowledge, other than as set forth herein, there is no limitation in any provision of agreement which the Pledgor is a party to, which restricts the creation of a pledge and charge over the Collateral or the transfer or sale thereof in accordance with the provisions contained herein and, accordingly, the Pledgor is unaware of anything which may prevent or adversely affect the Lenders' or Plenus Management’s ability to freely sell, transfer or otherwise dispose of the Collateral, pursuant to the provisions of this Agreement, without the consent or approval of any third party or governmental authority, subject to Section 4 herein. For the avoidance of doubt, the Pledgor shall have no liability or responsibility for the failure to exercise any charge or lien granted hereunder in the event that consent from the OCS and/or the Research Committee, as applicable, was denied;

(iv) the Pledgor has the complete power and authority to create the charge over the Collateral, in accordance with the provisions hereof;

(v) to the Pledgor’s knowledge, no assignment or other disposition is currently affecting the Collateral which may materially derogate from the value of the Collateral, subject to customary assignment provisions in commercial agreements; and

(vi) to the Pledgor’s knowledge there are no powers of attorney, proxies or assignments or delegations thereof authorizing any action to be taken on behalf of the Pledgor in connection with the Collateral, except as required pursuant to the provisions of this Agreement.

6.2 Notification Requirement. Without derogating from the provisions of the Loan Agreement or any other notification requirement set forth herein, the Pledgor shall promptly notify Plenus Management, in writing, of (i) any Material Adverse Effect, or (ii) any steps taken or threatened for the appointment of a special manager, temporary liquidator, temporary receiver or trustee for or over all or any part of the Collateral and, if any such official is appointed, of his appointment; or (iii) the placement of an attachment on the Collateral or any portion thereof, or (iv) the filing against the Pledgor of any petition in liquidation or any petition under the provisions of applicable law for the relief of creditors.

7. Realization of the Floating Charge; Authorization; Independence of Floating Charge. The Lenders and Plenus Management shall be entitled to realize the Floating Charge (in accordance with the provisions contained herein) as of the time that all amounts due to the Lenders from the Pledgor pursuant to the Loan Agreement shall become due and payable as a result of the occurrence of an Event of Acceleration subject to all conditions, limitations and grace periods provided therein.

The Lenders undertake and confirm that: (a) the creation and realization of the Floating Charge must be in accordance with the applicable Israeli laws and regulations and such governmental consents as may be necessary, and (b) in the event of the realization of the Floating Charge with respect to the Funded IP then the sale, assignment and/or transfer of the Funded IP shall be subject to the provisions of applicable Israeli laws and regulations and the Pledgor’s undertakings towards the OCS.

The Floating Charge created for the benefit of the Lenders herein shall be independent of any and all other charges created or which may be created in the future for the benefit of the Lenders by the Pledgor or any other affiliated entity, subject to Section 1.6 of the Loan Agreement, shall not affect or be affected by such other charges, and shall serve as a continuing security which shall remain in full force until removed in accordance with the provisions contained herein and in the Loan Agreement.

8. Power of Attorney; Receiver; Additional Costs.

8.1 Power of Attorney. The Pledgor acknowledges and agrees that Plenus Management will represent the Lenders in all matters pertaining to this Agreement, and hence, shall have the right and power to take any and all actions on behalf of the Lenders in connection herewith, including, without limitation, with respect to realization of the Floating Charge. No Lender shall have any claim whatsoever against the Pledgor in respect of any actions taken by the Pledgor in compliance with instructions or demands given to it by Plenus Management. Without derogating from the obligations of the Pledgor under the Loan Agreement or this Agreement, the Pledgor hereby irrevocably appoints Plenus Management as its true and lawful attorney, with full power of substitution, to act in the name of and at the expense of the Pledgor, effective upon such time as all amounts due to the Lenders from the Pledgor pursuant to the Transaction Documents shall become due and payable as a result of the occurrence of an Event of Acceleration, in order to do any act, including, without limitation, to sign in the name of the Pledgor any and all documents as may, in the reasonable opinion of Plenus Management, be necessary, in order to secure the rights of the Lenders against third parties. Plenus Management shall notify the Pledgor in writing of any action taken by it in accordance with this Section 8.1.

8.2 Receiver. Subject to the provisions of applicable laws, upon such time as all amounts due to the Lenders from the Pledgor pursuant to the Transaction Documents shall become due and payable as a result of the occurrence of an Event of Acceleration, Plenus Management shall be entitled to take all such steps as it sees fit to collect the Secured Obligations including, without limitation, the appointment of a receiver or manager (the “Receiver”). The Receiver shall not be deemed the agent of Plenus Management or the Lenders and shall have all powers conferred upon it by law. The Receiver shall be empowered, inter alia, to do the following:

8.2.1 to take possession of the Collateral and for that purpose to take any proceedings in the Pledgor’s name or otherwise as the Receiver shall see fit;

8.2.2 to sell, or agree to the sale of, the Collateral, in whole or in part, or to transfer the same in any other manner upon such conditions as the Receiver may see fit;

8.2.3 to make any other arrangement with respect to the Collateral or any part thereof as the Receiver may reasonably see fit;

8.2.4 to carry on, or concur in carrying on, the Pledgor’s business and raise money on the security of all or any part of the Pledgor’s assets;

8.2.5 to take, continue or defend any proceedings and make any arrangement or compromise which the Receiver may see fit;

8.2.6 to make and effect all repairs, improvements and insurance;

8.2.7 to appoint managers, officers and agents for any of the above purposes, at such reasonable salaries as the Receiver may see fit;

8.2.8 to call up any of the uncalled capital of the Pledgor;

8.2.9 to do all other acts and things which the Receiver may consider to be incidental or conducive to any of the above powers.

8.3 Additional Costs Relating to the Realization of the Floating Charge. Without derogating from the above, the Pledgor shall pay, upon demand, all reasonable actual costs, charges and expenses (including reasonable attorney's fees), incurred by the Lenders or Plenus Management in enforcing their rights and remedies hereunder. Such costs, charges and expenses shall be recoverable from the Pledgor as part of the Secured Obligations.

9. Registration of Floating Charge; Removal of the Floating Charge. The Pledgor shall arrange for the prompt and timely registration of the Floating Charge with the Israeli Registrar of Companies, Israeli Patents and Trademarks Registrar (if and when applicable), the applicable US authorities (if and when applicable), and any other governmental or other agency in the world where the Collateral of the Pledgor is registered, and shall bear all other costs and expenses with respect to such registration. The Floating Charge shall be removed upon the final payment in full of all the Secured Obligations, and for such purpose, Plenus Management shall promptly execute and provide the Pledgor with all documents necessary in order to remove the Floating Charge upon final payment in full of the Secured Obligations.

10. Secured Obligations Unlimited. The amount being secured under the Floating Charge created pursuant to this Agreement shall be determined in accordance with the provisions of the Loan Agreement and other agreements ancillary thereto. Upon the realization of the Floating Charge, payment to the Lenders shall be made in the following order: (i) costs and expenses (ii) Interest and Additional Interest, (iii) any other payments (other than payment of the Principal Amount), and then (iv) payment of Principal Amount.

11. Miscellaneous.

11.1 Governing Law; Forum for Dispute Resolution. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Israel, without regard to the conflict of laws provisions thereof. Any dispute arising under or with respect to this Agreement shall be resolved exclusively in the appropriate court in Tel-Aviv, Israel. Each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts and waives and agrees not to assert any objection to the jurisdiction or convenience thereof.

11.2 Successors and Assigns. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto.

11.3  Assignment. Except as otherwise expressly stated to the contrary herein, each of the parties hereto shall not assign or transfer any of its rights or obligations hereunder absent the prior written consent of the other party, which consent shall not be unreasonably withheld. Anything herein to the contrary notwithstanding but subject to the following sentence, each of the Lenders may assign or transfer its rights and obligations under this Agreement to any of the Permitted Transferees without having to obtain the Pledgor’s consent. The transfer of rights and obligations by a Lender to a Permitted Transferee shall be contingent upon the Permitted Transferee (i) undertaking in writing to assume all obligations of the assignor Lender under the Transaction Documents and this Agreement and (ii) irrevocably appointing Plenus Management as the representative of such Permitted Transferee. The foregoing provisions shall apply, mutatis mutandis, to the transfer of rights and obligations by a Permitted Transferee.

11.4 Notices. All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be sent by facsimile or mailed by registered or certified mail, postage prepaid, or by electronic mail, or otherwise delivered personally or by courier, to the following addresses:

if to the Pledgor - to the address set forth above – to the attention of the Chief Financial Officer;

if to the Lenders or to Plenus Management - to the address set forth above - to the attention of Mr. Shlomo Karako;

or to such other address, or to the attention of such other person, as either party shall notify the other party in writing as above provided. Any notice sent in accordance with this Section 10.4 shall be effective (i) if mailed within Israel, three (3) Business Days after mailing, and in other cases, seven (7) business Days after mailing, (ii) if sent by messenger, upon delivery, and (iii) if sent via fax or electronic mail, upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-Business Day) on the first Business Day following transmission and electronic confirmation of receipt.

11.5 Amendment; Waiver. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the Pledgor and Plenus Management. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.

11.6 Entire Agreement. This Agreement and the other Transaction Documents constitute the full and entire understanding and agreement among the parties with regard to the subject matters hereof and thereof. The preamble, annexes and schedules hereto are part of this Agreement. In the event of contradiction between the provisions of this Agreement and the provisions of the Loan Agreement, the provisions of the Loan Agreement shall prevail.

11.7  Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed original, but all such counterparts together shall constitute but one and the same instrument.

11.8  Headings. Section headings herein are included for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

11.9  Partial Invalidity. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

11.10 Expenses. Without derogating from the provisions contained herein, the Pledgor shall pay for the expenses incurred in connection with the preparation, filing, perfection and removal of the Floating Charge pursuant to this Agreement.

[Remainder of the Page Intentionally left Blank]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first above written.

RADCOM LTD.

By:
Its:

PLENUS II L.P., LIMITED PARTNERSHIP
By:	PLENUS MANAGEMENT (2004) LTD.
Its.	Management Company

By:
Its:

PLENUS II (D.C.M.), LIMITED PARTNERSHIP
By:	PLENUS MANAGEMENT (2004) LTD.
Its.	Management Company

By:
Its:

PLENUS III L.P., LIMITED PARTNERSHIP
By:	PLENUS MANAGEMENT III 2007 LTD.
Its.	Management Company

By:
Its:

PLENUS III (D.C.M.), LIMITED PARTNERSHIP
By:	PLENUS MANAGEMENT III 2007 LTD.
Its.	Management Company
By:
Its:

PLENUS III (2) LIMITED PARTNERSHIP.
By:	PLENUS MANAGEMENT III 2007 LTD.
Its.	General Partner
By:	Management Company
Its:

PLENUS III (C.I.), L.P.
By:	PLENUS MANAGEMENT III 2007 LTD.
Its:	Management Company

[SIGNATURE PAGES TO FLOATING CHARGE AGREEMENT]

ANNEX A

Subject to the provisions more fully set forth in the Agreement and the Loan Agreement, the Collateral consists of all of Pledgor’s rights, title and interest in and to all assets of the Pledgor, including, but not limited to, the following:

1. All goods and equipment now owned or hereafter acquired, including, without limitation, all machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

2. All inventory, now owned or hereafter acquired, including, without limitation, all merchandise, raw materials, parts, supplies, packaging and shipping materials, work in process and finished products including such inventory as is temporarily out of Pledgor's custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above;

3. All contract rights and general intangibles and all of Pledgor’s IP (as defined below), now owned or hereafter acquired, including, without limitation, goodwill, trademarks, service marks, Internet domain names, trade dress, trade styles, trade names, patents, patent applications, leases, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payments of insurance; all claims for damages by way of any past, present and future infringement of any of the foregoing and rights to payment of any kind;

4. All now existing and hereafter arising accounts, contract rights, royalties, licensed rights and all other forms of obligations owing to Pledgor arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Pledgor, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Pledgor;

5. All cash, deposit accounts, securities, securities entitlements, securities accounts, investment property, financial assets, letters of credit, certificates of deposit, instruments and chattel paper now owned or hereafter acquired and Pledgor's books relating to the foregoing;

6. All claims for damages by way of any past, present and future infringement of any of the Pledgor’s IP;

7. All Pledgor's Books (as defined below) relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof.

For purposes of this annex,

(a) the term "Pledgor's Books" shall mean all Pledgor's books and records, including records relating to the Pledgor's assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or discs or any equipment containing such information; and

(b) the term “IP” shall mean, all intangible legal rights, title and interest evidenced by or embodied in or connected or related to (i) copyright; (ii) patents and any rights thereunder, and all applications, registrations, and renewals in connection therewith; (iii) trademarks, service marks, trade names, together with all translations, adaptations, derivations, and combinations thereof, and all applications, registrations, and renewals in connection therewith; (iv) all mask works, rights in original topographies and all applications, registrations, and renewals in connection therewith; (v) all trade secrets, rights to unpatented inventions, know-how and confidential information; and (vi) all computer software (including data and related documentation), in each case on a worldwide basis, and all copies and tangible embodiments thereof, or any part thereof, in whatever form or medium. The Pledgor’s IP existing on the date hereof are more fully set forth in the Disclosure Schedule attached to the Loan Agreement.

8. All insurance policies or the proceeds thereof in respect of the above described assets.